Exhibit 23.5

 Consent of Independent Registered Public Accounting Firm

The Board of Directors
Beneficial Bancorp, Inc.:

We consent to the use of our reports dated February 28, 2018, with respect to the consolidated statements of financial condition of Beneficial Bancorp, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 27, 2018